Amendment No. 6 to Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 6, dated February 15, 2018, (the “Effective Date”), to the Administration, Bookkeeping and Pricing Services Agreement (this “Amendment”), by and between Westcore Trust, a Massachusetts business trust (the “Trust”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), shall be as follows:

WHEREAS, the Trust and ALPS entered into an Administration, Bookkeeping and Pricing Services Agreement dated May 1, 2012, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the Agreement to extend the duration of the initial term of the Agreement.

NOW THEREFORE,

1.	The Parties agree that the new Initial Term of the Agreement for purposes of Section 15(a) thereof shall be the period beginning with the Effective Date of this Amendment and continuing thereafter for a period that extends through August 31, 2018.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

WESTCORE TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Jasper R. Frontz	By:	/s/ Jeremy O. May
Name:	Jasper R. Frontz	Name:	Jeremy O. May
Title:	Treasurer and Chief Compliance Officer	Title:	President

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